Exhibit 10.1

UNITED RETAIL INCORPORATED
2005 INCENTIVE COMPENSATION PLAN AGREEMENT

The annual Incentive Compensation (“IC”) Plan has been extended through fiscal 2005. IC provides a select group of executives of United Retail Incorporated (the “Company”) with an opportunity each season to earn substantial extra cash remuneration based on attainment of targets for improving either operating income (loss) of United Retail Group, Inc. on a consolidated basis for certain participants or of the discrete business activity in which certain other participants are principally engaged.

Each participant has been assigned an individual participation percentage based, among other things, on the participant’s responsibilities and past performance. Further, seasonal operating income (loss) targets have been established by the Board of Directors on the recommendation of the Compensation Committee. The targets have been assigned percentages ranging from 20% for the lowest acceptable amount of operating income (loss) to 200% at and above the highest amount. There will be no payout if the 20% target is missed.

The amount of an IC award is the product of seasonal base salary multiplied by the participant’s participation percentage multiplied by the applicable target percentage achieved. For example, an associate with a seasonal salary of $60,000 ($120,000 per annum) and a participation percentage of 20% would receive $2,400 if the 20% target is met and $14,400 if the 120% target is met. The target percentages achieved will be determined by the Chief Financial Officer, whose good faith determination shall be binding on participants.

In compliance with the law, IC awards are subject to withholding taxes and deductions for contributions to the Retirement Savings Plan and, if available, the Supplemental Retirement Savings Plan.

IC awards will vest three weeks after the meeting at which the Audit Committee of the Board of Directors of United Retail Group, Inc. first reviews the consolidated financial statements for a season. (Prior to that time, the Company has the legal right to cancel the entire program without notice for any reason without incurring any liability.) An associate must be in the Company’s employ on that date, and must return to work if on vacation or leave on that date, in order to receive an IC payout.

Participation in the IC Plan confers no right to continued employment. Employment remains “at will” and may be terminated without cause at any time by the associate or by the Company, without any entitlement to future payment of IC.

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Please acknowledge that you have read and understood and accept the above terms and conditions that will apply during fiscal 2005 by dating and signing the attached copy and returning it to the Associate Services Department.

Only associates who sign and return the attached copy may participate in the 2005 IC Plan.

Dated: March ___, 2005	____________________ (please sign your name) ____________________ (plese print your name)

2005 IC Program Restated